Exhibit 99.1

ECHO GLOBAL LOGISTICS REPORTS FIRST QUARTER 2010 RESULTS

Chicago, IL — (Business Wire) May 5, 2010 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, today reported financial results for three months, ended March 31, 2010.

Summarized financial results for the first quarter of 2010, along with select operating metrics, are as follows:

Amounts in 000,000 s, except per share data

	Three months ended March 31,
	2009	2010	% change
Revenue:
Transactional	$27.9	$51.6	84.8%
Enterprise	21.2	37.5	77.4%
Total Revenue	49.1	89.1	81.5%

Net revenue (Total Revenue less transportation costs)	11.0	17.0	54.8%

Operating Expenses
Commissions	3.2	5.2	63.7%
General and administrative	6.7	8.1	21.8%
Depreciation and amortization	1.0	1.7	61.8%
Total Operating Expenses	10.9	15.0	37.9%

Operating Income	0.1	2.0	N/M

Interest Expense	0.1	—	-35.2%

Income Before Taxes	—	2.0	N/M

Provision for Income Taxes	—	0.8	N/M

Net Income	—	1.2	N/M
Dividends	0.2	—	-100.0%
Net income (loss) applicable to common stockholders	$(0.2)	$1.2	620.4%

Diluted shares (000)	12.5	22.2
Diluted EPS applicable to common stockholders	$(0.02)	$0.06

Operating Metrics
Gross margin	22.4%	19.1%	(331	)bps
Operating margin (% of net revenue)	1.1%	11.9%	1,078	bps

Shipment volume	121,738	223,255	83.4%
Number of enterprise clients	98	124	26.5%
Total employees	660	882	33.6%
Salaried employees	229	294	28.4%
Commissioned sales employees	319	406	27.3%
Sales agents	112	182	62.5%
Less Than Truckload (LTL) Revenue %	48.1%	43.5%	(461	)bps
Truckload (TL) Revenue %	30.3%	37.9%	768	bps

Commenting on the Company’s performance, Chief Executive Officer, Doug Waggoner said, “We are pleased to report a strong first quarter, with year-over-year revenue growth of 82% due to expanding market share in both our transactional and enterprise client bases as we began to realize returns on our investments for growth.

While we achieved substantial growth in revenue during the first quarter, we continued to experience net revenue margin compression. This was primarily due to a tightening in capacity in the truckload market and a higher mix of truckload revenue, which typically has lower net revenue margins than less-than-truckload net revenue. However, our operating margins expanded from 1.1% to 11.9%, as our continued growth improved our overall operating leverage.”

First Quarter Results

Total revenue of $89.1 million in the first quarter of 2010 increased 82% compared to revenue of $49.1 million in the first quarter of 2009. This increase was driven by higher volumes, attributable to a both an increase in the number of clients served as well as higher volumes per client for our transactional and enterprise clients. Overall, the Company’s transportation rates were fairly consistent in the comparable periods.

Transactional revenue of $51.6 million in the first quarter increased 85% compared to transactional revenue of $27.9 million in the first quarter of 2009. Echo’s transactional client base increased from 7,919 in the first quarter of 2009 to 9,943 in the first quarter of 2010. In addition, revenue per transactional customer increased by 47% on a year-over-year basis, driven by an increased number of transactional sales people and their improved productivity. Additionally, the acquisition of RayTrans in June 2009 contributed $7.3 million of transactional revenue in the first quarter of 2010.

Enterprise revenue of $37.5 million in the first quarter of 2010 increased 77% compared to enterprise revenue of $21.2 million in the first quarter of 2009. This increase was driven by the net addition of 26 new enterprise clients from the prior year quarter. Echo entered into eight new enterprise agreements during the first quarter of 2010.

The Company’s shipment volume increased 83% in the first quarter of 2010 compared to the first quarter of 2009. This increase was driven by a greater number of enterprise and transactional clients and an increase in the average number of shipments per client in both categories.

Net revenue, which represents total revenue less transportation costs, increased 55% in the first quarter to $17.0 million compared to $11.0 million in the first quarter of 2009. This increase was driven by growth in total revenue, partially offset by lower margins due to tightening truckload capacity and an increase in truckload revenue as a percentage of total revenue. Truckload revenue represented 38% of total revenue in the first quarter of 2010 as compared to 30% in the prior year period. The Company’s truckload revenue generally has lower net revenue margins when compared to LTL revenue.

Commission expense increased by 64% in the first quarter of 2010 compared to the first quarter of 2009. This increase was due to the increase in net revenue, as the Company’s commission plans are based on net revenue, and a higher overall effective commission rate as a result of higher revenues generated from outside sales agents. The rates Echo pays outside sales agents are generally higher than its internal commission rates.

The Company’s general and administrative expense of $8.1 million increased 22% in the first quarter of 2010 compared to $6.7 million in the first quarter of 2009, driven primarily by an increase in personnel. The total number of employees increased from 660 as of March 31, 2009 to 882 as of March 31, 2010.

The Company’s depreciation and amortization expense of $1.7 million increased 62% in the first quarter of 2010 compared to $1.0 million in the first quarter of 2009. This increase in expense was the result of continued investment in technology and the resulting depreciation of capitalized software development costs, as well as an increase in amortization expense of intangibles assets resulting from the acquisitions completed over the past year.

Net income for the first quarter of 2010 was $1.2 million compared to net income of $28,000 in the first quarter of 2009. Diluted earnings per share of $0.06 in the first quarter of 2010 was an increase of $0.08 per share over $(0.02) in the first quarter of 2009.

Business Outlook

“In the first quarter of 2010, we continued to grow at a faster pace than the overall industry by adding new clients and thereby increasing our overall market share,” Mr. Waggoner commented. “Our continued investments in growing our sales organization and making targeted acquisitions have greatly expanded our capabilities and geographic coverage. While these actions have increased our operating costs in the near term, we anticipate gaining improved leverage over these costs as we continue to grow the business.”

Conference Call

A conference call will be broadcast live on Wednesday, May 5, 2010, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Douglas R. Waggoner, Chief Executive Officer and David B. Menzel, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investors “Events” section of Echo’s website at www.echo.com.  A replay of the webcast will be available later that day in the same section of the website.

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs. Echo procures transportation and provides logistics services for more than

15,600 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the Form 10-K we recently filed with the SEC.

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	March 31,
	2009	2010
		(unaudited)
Cash and cash equivalents	$47,803,704	$41,772,416
Accounts receivable, net of allowance for doubtful accounts	43,689,684	49,626,355
Prepaid expenses	6,420,750	7,129,591
Other current assets	735,171	689,996
Total long term assets	34,025,979	38,840,779
Total assets	$132,675,288	$138,059,137

Accounts payable — trade	$27,039,510	$30,181,493
Current maturities of capital lease obligations	302,518	307,982
Other liabilites	3,775,840	4,409,657
Deferred income taxes	1,894,204	2,090,952
Long term liabilities	5,873,143	5,817,301
Stockholders’ equity	93,790,073	95,251,752
Total liabilities and stockholders’ equity	$132,675,288	$138,059,137

Echo Global Logistics, Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2010
	(Unaudited)

REVENUE	$49,063,748	$89,104,024

COSTS AND EXPENSES:
Transportation costs	38,049,946	72,059,487
Selling, general, and administrative expenses	9,851,945	13,335,117
Depreciation and amortization	1,039,777	1,682,586
INCOME FROM OPERATIONS	122,080	2,026,834
OTHER EXPENSE	(76,678)	(49,716)
INCOME BEFORE PROVISION FOR INCOME TAXES	45,402	1,977,118
INCOME TAX EXPENSE	(17,866)	(741,147)
NET INCOME	27,536	1,235,971
DIVIDENDS ON PREFERRED SHARES	(265,034)	—
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$(237,498)	$1,235,971

Basic net (loss) income per share	$(0.02)	$0.06
Diluted net income (loss) per share	$(0.02)	$0.06

Echo Global Logistics, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2009	2010
	(Unaudited)

Net cash provided used in operating activities	$(1,123,888)	$(1,516,701)

Net cash used in investing activities	(1,326,770)	(4,180,498)

Net cash provided by (used in) financing activities	1,176,208	(334,089)

Decrease in cash and cash equivalents	(1,274,450)	(6,031,288)
Cash and cash equivalents, beginning of period	1,872,922	47,803,704
Cash and cash equivalents, end of period	$598,472	$41,772,416